Exhibit 99.1

For Immediate Release

Mediacom Communications Announces

$900 Million of Term Loan Financings

Mediacom Park, NY – June 23, 2014 – Mediacom Communications Corporation (“MCCC”) announced today that it raised $900 million of term loan commitments from various lenders for its wholly-owned subsidiaries, Mediacom Broadband LLC and Mediacom LLC. These financings are the latest in a series of transactions arranged this year by MCCC, totaling nearly $1.6 billion, to extend debt maturities, redeem high coupon senior notes and establish a new revolving credit facility.

The details of these new term loans are as follows:

•	Mediacom Broadband LLC completed a $250 million term loan, with a final maturity of June 30, 2017, and a $300 million term loan, with a final maturity of June 30, 2021, pursuant to the bank credit agreement between the operating subsidiaries of Mediacom Broadband LLC and the lenders thereto. Net proceeds were used to fully repay an existing term loan which was scheduled to mature on January 31, 2015.

•	Mediacom LLC received commitments for a new $350 million delayed-draw term loan, with a final maturity of June 30, 2021. Subject to customary closing conditions, Mediacom LLC intends to complete and fund this term loan in the third quarter of 2014 to fully redeem its 9 1⁄8% senior notes due 2019, which have an aggregate principal amount of $350 million. This term loan will be made pursuant to the bank credit agreement between the operating subsidiaries of Mediacom LLC and the lenders thereto.

“These transactions largely complete the refinancing of significant term loans which were due to mature in January 2015, as well as fund the expected redemption of high coupon senior notes,” stated Mark E. Stephan, MCCC’s Executive Vice President and Chief Financial Officer. “Together with the credit transactions we completed earlier this year, this latest round of financings meaningfully extends our debt maturities, gives greater strength to our balance sheet and places us in the best financial condition in our history.”

About Mediacom Communications

Mediacom Communications is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities in the United States, with a significant customer concentration in the Midwestern and Southeastern regions. Mediacom Communications offers a broad array of information, communications and entertainment services and provides innovative broadband solutions through its Mediacom Business division. Mediacom Communications also sells advertising and production services through its OnMedia division. More information about Mediacom Communications is available at www.mediacomcc.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements in this press release and the other risks and uncertainties are discussed in the Annual Report on Form 10-K for the year ended December 31, 2013, for each of Mediacom Broadband LLC and Mediacom LLC.

Contacts:
Investor Relations	Media Relations
Jack P. Griffin Director, Corporate Finance (845) 443-2654	Thomas J. Larsen Group Vice President, Legal and Public Affairs (845) 443-2754